Exhibit 99.1

Faraday Future to Host an Investor Community Day at its HQ in Los Angeles on July 20, 2024

Los Angeles, CA (July 12, 2024) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFIE) (“FF” or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that it will host an investor community day at its global headquarters in Los Angeles on July 20, 2024. Investors are invited to experience and learn more about the FF 91 2.0 EV and meet with executive leadership.

If you would like to attend the investor community day in person, please email FF at events@ff.com with your legal name, proof of shareholding (for example, a screenshot of your broker account), city and state of residence, phone number and email. Please register by July 17 at 2pm PT.

The number of spots available for this event is limited. However, stockholders who sign up will be added to our future retail investor events mailing list.

FF plans to hold the Annual Meeting of Stockholders on July 31, 2024. We kindly ask FF stockholders to vote FOR all proposals. Your Votes are critical for Faraday’s Future! If you need help voting your shares or have any questions, please feel free to visit our voting instruction website at https://www.ff.com/us/Vote2024/ for English and https://www.faradayfuturecn.com/cn/Toupiao2024/ for Chinese.

ABOUT FARADAY FUTURE

Faraday Future is the pioneer of the Ultimate AI TechLuxury ultra spire market in the intelligent EV era, and the disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach. FF is not just an EV company, but also a software-driven intelligent internet company. Ultimately FF aims to become a User Company by offering a shared intelligent mobility ecosystem. FF remains dedicated to advancing electric vehicle technology to meet the evolving needs and preferences of users worldwide, driven by a pursuit of intelligent and AI-driven mobility.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposals to be submitted to FF stockholders at its annual meeting seeking, among other proposals, approval to increase the number of authorized shares of common stock and to authorize a reverse split and proportionate reduction of authorized shares if the reverse stock split is implemented. In connection with the authorized share increase and the reverse stock split and proportionate reduction of authorized shares, the Company filed a proxy statement filed with the SEC on July 5, 2024 in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to the proposed authorized share increase, reverse stock split and proportionate authorized share reduction proposals, and other matters described therein. The proxy statement was mailed to the Company’s stockholder on or around July 5, 2024. The proxy statement includes information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies in connection with the proposed authorized share increase, reverse stock split and proportionate authorized share reduction. The Company has also filed other documents regarding the proposed authorized share increase, reverse stock split and proportionate authorized share reduction with the SEC. Before making any voting decision, investors and security holders of the Company are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed authorized share increase, reverse stock split and proportionate authorized share reduction as they become available because they contain important information about these proposals.

Investors and security holders can obtain free copies of the proxy statement and all other relevant documents the Company has filed or will file with the SEC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at https://www.ff.com/or by written request to Faraday Future Intelligent Electric at 18455 S. Figueroa Street, Gardena, California 90248.

Participants in the Solicitation

FF and its Board of Directors and executive officers may be deemed to be participants in the solicitation of proxies from FF’s stockholders in connection with the proposed authorized share increase, reverse stock split and proportionate authorized share reduction and other matters described in the proxy statement. Information about the directors and executive officers of FF is set forth in the proxy statement for its 2024 annual meeting of stockholders, which was filed with the SEC on July 5, 2024. Investors may obtain additional information regarding the interest of FF and its directors and executive officers in the reverse stock split proposal by reading the proxy statement relating to the annual meeting. You may obtain free copies of these documents as described in the preceding paragraph.

Certain representatives of FF Global Partners Investment LLC, formerly FF Top Holding LLC (“FF Top”), and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Jerry Wang and Weiwei Zhao (collectively, the “FF Top Representatives”), are additional participants in the solicitation of proxies in connection with the authorized share increase and the reverse stock split and proportionate reduction of authorized shares and other matters as described in the proxy statement. Information regarding the direct and indirect interests in the Company, by security holdings or otherwise, of FF Global, FF Top and the FF Top Representatives is included in the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on May 28, 2024, as amended by the Form 10-K/A filed with the SEC on May 30, 2024 and June 24, 2024. Changes to the direct or indirect ownership of FF Top and FF Global are set forth in SEC filings on Schedule 13D/A.

No Offer or Solicitation

This communication shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed reverse stock split or authorized share cap. This communication shall also not constitute an offer to sell or a solicitation of an offer to buy any securities of FF, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com